    As filed with the Securities and Exchange Commission on November 5, 1998
                                                  Registration No. 333-59579

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                                   MEDJET INC.
               (Exact name of registrant as specified in charter)
         Delaware                                   22-3283541
(State or other jurisdiction of                 (I.R.S. employer
incorporation or organization)                 identification number)

                     1090 King Georges Post Road, Suite 301
                            Edison, New Jersey 08837
                                 (732) 738-3990
                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)

                             Eugene I. Gordon, Ph.D.
                             Chief Executive Officer
                     1090 King Georges Post Road, Suite 301
                            Edison, New Jersey 08837
                                 (732) 738-3990
           (Name and address, including zip code and telephone number, including area code, of agent for service)

                                 with a copy to:
                              Jane E. Jablons, Esq.
                            Kelley Drye & Warren LLP
                                 101 Park Avenue
                            New York, New York 10178
                                 (212) 808-7800

     Approximate date of commencement of proposed sale of the securities to the public: From time to time after this Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                ----------------
         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  Subject to completion, dated November 5, 1998
PROSPECTUS

                                   MEDJET INC.
              1,647,425 shares of Common Stock and 107,143 Class A
                    Redeemable Common Stock Purchase Warrants

              This Prospectus relates to the offer and sale of 1,232,143 shares of Common Stock, par value $.001 per share ("Common Stock"), of Medjet Inc. ("Medjet" or the "Company") issuable upon the exercise of 1,232,143 Class A Redeemable Common Stock Purchase Warrants (the "IPO Warrants") issued in connection with the Company's initial public offering (the "IPO") of securities. As part of the IPO, 1,071,429 Units (each unit consisting of one share of Common Stock and one IPO Warrant) were issued on August 6, 1996 and 160,714 Units were issued on September 13, 1996 in connection with the exercise of the underwriter's overallotment option. The Units became separable on November 6, 1996. As a result, the Common Stock and the IPO Warrants trade separately. Each IPO Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $10.00 per share, subject to adjustment in certain circumstances. The IPO Warrants are exercisable until November 6, 1999. The Company may redeem the IPO Warrants at any time upon 30 days prior written notice, if the market price of the Common Stock equals or exceeds $13.00 for any 10 consecutive trading days within a period of 30 trading days ending within five days prior to the date of notice of redemption.

              This Prospectus also relates to 182,724 shares of Common Stock issuable upon conversion of the Company's outstanding Series A Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock"), and 18,272 shares of Common Stock issuable upon exercise of a warrant (the "Placement Agent's Warrant") issued to a representative of the placement agent engaged by the Company in connection with its sale in April 1998 of Preferred Stock. The 110,000 shares of Preferred Stock issued and outstanding as of the date hereof will automatically convert into 182,724 shares of Common Stock upon the effective date of the registration statement of which this Prospectus forms a part. No additional consideration will be paid by the holders of the Preferred Stock in connection with the conversion thereof. The Placement Agent's Warrant, which entitles the holder thereof to purchase 18,272 shares of Common Stock at a purchase price per share equal to the lesser of: (i) $7.47 or (ii) 110% of the average closing bid price for the Common Stock as quoted on the National Association of Securities Dealers, Inc. ("NASD") OTC Bulletin Board for a 20 trading day period ending on the last trading day immediately prior to an automatic conversion event (as defined in the warrant agreement), is exercisable, in whole or in part, until April 19, 2002. The exercise price of the Placement Agent's Warrant is subject to adjustment in certain circumstances and may be paid in either cash or shares of Common Stock through the utilization of a cashless exercise provision set forth in the Placement Agent's Warrant.

              Additionally, this Prospectus relates to 107,143 shares of Common Stock and 107,143 IPO Warrants issuable upon exercise of the Unit Purchase Option (the "Underwriter's Option") issued by the Company to an affiliate of the underwriter in connection with the IPO and 107,143 shares of Common Stock issuable upon exercise of the IPO Warrants underlying the Underwriter's Option. The exercise price of the Underwriter's Option is $6.72 per Unit. Such exercise price is subject to adjustment in certain circumstances.

              The total gross proceeds to the Company from this offering may range from zero to $14,249,352 (assuming that the exercise price of the Placement Agent's Warrant is $7.47 and that the exercise price is paid in cash) if the IPO Warrants, Placement Agent's Warrant, the Underwriter's Option and the IPO Warrants underlying the Underwriter's Option are each exercised in full.

              The Company will pay all expenses incurred in connection with this offering. Additionally, the Company has also agreed to pay to the underwriter of the IPO, a fee in the amount of 8.0% of the exercise price of any of the IPO Warrants exercised beginning as of August 6, 1997, if (a) the market price of the Common Stock on the date the IPO Warrant is exercised is greater than the exercise price of the IPO Warrant, (b) the exercise of the IPO Warrant is solicited by such NASD member and such NASD member is designated in writing by the holder of such IPO Warrant as the soliciting broker, (c) the IPO Warrant is not held in a discretionary account, (d) disclosure of the compensation arrangement is made upon the sale and exercise of the IPO Warrants, (e) soliciting by such NASD member of the exercise of the IPO Warrant is not in violation of Regulation M promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (f) solicitation of the exercise is in compliance with the regulations and rules of the NASD. The legal, accounting and other fees and expenses related to offer and sale of the securities contemplated hereby are estimated to be $47,000. This offering is not being underwritten.

              The Common Stock and IPO Warrants are quoted on the OTC Bulletin Board. Quotes for OTC Bulletin Board securities are not listed in the financial sections of newspapers. On November 4, 1998, the last reported per share bid and ask prices of the Common Stock on the OTC Bulletin Board were $1 3/4 and $2 3/4 respectively, and the last reported bid and ask prices of the IPO Warrants on the OTC Bulletin Board were $1/8 and $1 1/32, respectively.

THE IPO WARRANTS ISSUABLE UPON EXERCISE OF THE UNDERWRITER'S OPTION, THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE PREFERRED STOCK AND THE COMMON STOCK ISSUABLE UPON EXERCISE OF EACH OF THE IPO WARRANTS, THE PLACEMENT AGENT'S WARRANT AND THE IPO WARRANTS UNDERLYING THE UNDERWRITER'S OPTION INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7 HEREOF FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.

                                  ------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ------------
                The date of this Prospectus is November __, 1998.

              No person is authorized in connection with the offering made hereby to give any information or to make any representation not contained in this Prospectus. If given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it would be unlawful to make such an offer or solicitation in such jurisdiction.

                              AVAILABLE INFORMATION

              The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and at Seven World Trade Center, 13th Floor, New York, New York 10048. In addition, the Company is required to file electronic versions of these documents through the Commission's Electronic Data Gathering, Analysis and Retrieval system (EDGAR). The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549. The Common Stock and IPO Warrants are quoted on the OTC Bulletin Board. The Company intends to furnish its stockholders with annual reports containing audited financial statements and such other periodic reports as the Company deems appropriate or as may be required by law.

              The Company has filed with the Commission a Registration Statement on Form S-3, as amended (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities being offered by this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the offer and sale of the securities, reference is made to the Registration Statement and the exhibits thereto. Statements contained in this Prospectus concerning the provisions of documents filed with the Registration Statement as exhibits are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

              The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus:

              (a) Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997;

              (b) Annual Report on Form 10-KSB/A No. 1 for the fiscal year ended December 31, 1997;

              (c) Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1998 and June 30, 1998, including any amendments thereto;

              (d)     The  Company's  definitive  Proxy  Statement  pursuant  to
                      Schedule  14A filed with the  Commission  on June 3, 1998;
                      and

              (e) The description of the Common Stock offered hereby contained in the Company's Registration Statement on Form 8-A which was declared effective by the Commission on August 6, 1996.

              All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 (other than, in the case of the Company's Proxy Statement, portions thereof not deemed to be "filed" for the purposes of Section 18 of the Exchange
Act) and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities to be made hereunder shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

              The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of the documents incorporated herein or in the Registration Statement by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information the Registration Statement so incorporates). Written or telephone requests for such documents should be directed to Investor Relations Department, Medjet Inc., 1090 King Georges Post Road, Suite 301, Edison, New Jersey 08837, telephone (732) 738-3990.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

              Certain statements in this Prospectus and in the documents incorporated herein constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 2B of the Exchange Act. For this purpose, any statements contained herein or incorporated herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "plans," "expects" and similar expressions are intended to identify forward-looking statements. There are a number of important factors, including those set forth under the caption "Risk Factors" and elsewhere in this Prospectus, that could cause the actual results of the Company to differ materially from those indicated by such forward-looking statements.

                                   THE COMPANY

              Medjet Inc. (the "Company"),  incorporated in Delaware in December
1993, is engaged in the research and development of medical technology with a current emphasis on ophthalmic surgical technology and equipment, and has developed a proprietary technology and derivative devices for corneal surgery. The basic technology is based on a hair thin, circular beam of saline water solution moving in varying excess of supersonic speed, depending on the specific application. In each application, the waterjet beam substitutes for a conventional, oscillating metal or diamond blade. In combination with other elements of the device, it is capable of removing the epithelium (the front surface layer of the cornea of the eye) in a procedure known as epithelial keratoplasty, or shaving thin shaped layers from the cornea, in a procedure known as lamellar keratoplasty. The device normally used to perform lamellar keratoplasty is known as a microkeratome. The Company's waterjet-based microkeratome is known as the HydroBlade(TM) Keratome. The procedure with the new device may, subject to regulatory approval, be used to treat diseases of the cornea as well as to correct vision deficiencies such as nearsightedness ("myopia"), farsightedness ("hyperopia") or astigmatism. Layers of the cornea, either parallel or shaped (resembling contact lenses), are excised in order to reshape the anterior cornea surface to achieve close-to-ideal focusing. In combination with a proprietary template of prescribed dimensions, the shape of the layer to be removed can be determined in advance.

              The Company has demonstrated that its technology can be used to remove the epithelium, a procedure called hydro-epithelial keratoplasty ("HEK") or to treat diseased cornea in a procedure known as hydro-therapeutic keratoplasty ("HTK"), in which diseased corneal tissue is removed. HEK may be used to treat diseases of the epithelium or damage to the epithelium that sometimes occurs. Epithelial removal is often the first step in surgery of the cornea. It may be used beneficially as the first step in the currently-used laser refractive surgery technique known as photo-refractive keratectomy ("PRK"). Management believes that the HEK procedure is superior to currently used techniques. The device to carry out HEK procedures, the Company's HydroBrush(TM) Keratome, has been cleared for marketing by the U.S. Food and Drug Administration (the "FDA"). Approximately 45,000 corneal procedures, primarily full transplants, are performed annually in the United States. The Company believes that HTK will make feasible partial transplants, which would be more desirable and safer than currently performed corneal procedures. HTK may also be used to create a uniform thickness flap of corneal tissue as the first step in a current modification of the PRK technique known as the light ablation system for in-situ keratomileusis ("LASIK"). Currently, blade-based microkeratomes are used to make the flap and in management's view are somewhat unsafe, difficult to learn and have limited the use of LASIK as an alternate to PRK.

              HEK is performed with a device known as the HydroBrush(TM) Keratome, which precisely and safely debrides the epithelial layer of the cornea (with a minimum of debris or residue) down to the Bowman's layer (the layer of the cornea below the epithelium), in a discrete circular region with a well defined boundary. There is no discernible damage to the Bowman's layer using high magnification scanning electron microscope imaging. In contrast, knife blade scrapes to debride the epithelium leave substantial debris and damage to Bowman's layer. On rabbits, the regrowth of the epithelium is observed to be about one-third faster (typically two days instead of three) when the cornea is debrided with the HydroBrush(TM) Keratome than when blade scraping is used. In addition, in contrast to blade scraping, which takes a few minutes, the HydroBrush(TM) debriding process takes a few seconds and requires minimal training or experience, and no initial dehydration is observed. Thus, the Company believes that HEK should be ideal for use with PRK procedures.

              The HydroBrush(TM) Keratome utilizes a waterjet brush, a thin, high speed, linear jet about 2 mm wide of sterile, saline water solution flowing on and along the underside of a transparent applanator plate. A circular, passive, globe alignment device (the "EyeMask") is placed against the anterior corneal surface and an insert in the EyeMask defines the circular region, up to 8 mm in diameter, to be debrided. The applanator, which directs the flow of water, is brought into light contact with the corneal upper surface at the apex of the cornea. The applanator is simply slid by hand across the EyeMask and the waterjet brush gently removes the epithelium. The spent water is directed to an absorbent material shroud placed against the nose.

              The sterile, saline water solution comes from a small, flexible, sterile, 15 ml plastic bottle in the high pressure apparatus. When the device is activated by pressurizing a working fluid around the outside of the bottle, the bottle is pressurized, squeezed and emptied by the external hydrostatic pressure of about 6000 pounds per square inch to produce a circular, 100 micron diameter, constant, high speed saline waterjet which runs for 8 seconds, and then shuts off automatically when the bottle is empty. The saline waterjet is converted to the linear HydroBrush(TM) keratome on the underside of the applanator plate.

              The high hydrostatic pressure to activate the device is produced by a miniature water pressure intensifier driven by a liquid CO2 air-gun type cartridge. A small diameter, flexible tube carries high pressure water to the device handle. The CO2 cartridge, the sterile saline bottle, the EyeMask inserts and the spent water catcher constitute an inexpensive set of disposables.

              The HydroBrush(TM) Keratome is intended to become the first commercially available product using the Company's waterjet technology and would be both an early source of revenue for the Company and the basis for additional applications to the FDA for permitted uses of the device. An application for use in removal of pteryguim is in process. Pterygium afflicts over 100 million people worldwide and is difficult to treat surgically with a low rate of recurrence. If it can be demonstrated that pterygium recurrence rate is reduced by using this product the procedure rate could be several million per year. No arrangements for commercial marketing of any HydroBrush(TM) application have been finalized to date.

              The Company's HydroBlade(TM) Keratome, which consists of a waterjet nozzle and a globe fixation device, is used with a miniature high pressure system similar to that used for the HydroBrush(TM) Keratome. However, it operates at a pressure of 20,000 psi. In this case, scanning is accomplished by sliding the nozzle along tracks on the globe fixation device.

              The Company believes that the HydroBlade(TM) Keratome, through the use of a procedure known as hydro-refractive keratoplasty ("HRK"), has the potential to reduce or eliminate a patient's dependence on eyeglasses or contact lenses by modifying the shape of the anterior corneal surface to correct inherent vision deficiencies. Based on feasibility studies on enucleated eyes and animal studies, the Company believes that the HydroBlade(TM) Keratome cuts more precisely, more quickly and with less tissue damage than the sharpest metal, diamond or laser scalpels and that the HRK microkeratome, if cleared by the FDA, will result in a safer, more accurate and more stable corneal adjustment that is less painful for patients than other refractive surgery procedures currently available. The Company anticipates, based on its studies, that HRK could cost less than other such procedures, although the cost to the patient is determined by the surgeon.

              The Company believes that the HydroBlade(TM) Keratome, when used in HTK, would be used similarly to other microkeratomes but would allow for safe removal of layers of corneal tissue of a predetermined shape and thickness with a higher degree of accuracy and far less tissue damage. This has already been demonstrated on cadaver eyes. The Company intends to file an investigational device exemption to perform clinical trials and then submit a Section 510(k) notification for a ruling of substantial equivalence to current microkeratomes, resulting in permission for the Company to market the HydroBlade(TM) Keratome for HTK.

              A subsequent and potentially more commercially valuable use of the HydroBlade(TM) Keratome is for refractive surgery through HRK. Subsequent to the permitted marketing of the HydroBlade(TM) Keratome for HTK, the Company intends to seek FDA clearance to market the device for HRK.

              Upon clearance or other marketing approval by the FDA of its HydroBlade(TM) Keratome for HRK, the Company intends to market this product to individual or affiliated groups of ophthalmologists for treatment of patients in a clinical setting. The Company expects to derive a significant part of its revenue by selling a basic system and selling disposables. In addition to standard templates for standard refractive corrections, the Company expects to make available custom templates for individual patient treatment as required.

              The Company believes that its proprietary waterjet technology has additional surgical applications. However, only limited studies of such applications have been carried out. The Company's current focus is on applications to ophthalmology.

              The Company is in the development stage and has not sold any products or generated any revenues. As of the date of this Prospectus, the Company's research and development activities have been limited to constructing and testing experimental versions of the keratome and conducting a limited number of feasibility studies using porcine, rabbit and human cadaver eyes and live animals to prove that a hair-thin beam of water can smoothly incise and shape the anterior surface of the cornea and that the cornea will heal properly after the surgery. Human clinical trials are currently being performed.

              The FDA has recommended to the Company that it seek permission to market the HTK microkeratome through a Section 510(k) notification together with a limited number of clinical trials, and it is the intention of the Company to file a notification with the FDA in the second half of 1998 relating to two uses of the HTK microkeratome. Although there can be no assurance that this will prove to be the case, permission granted to the 510(k) notifications should enable the Company to commence its marketing efforts sooner than if the Company had to submit to the FDA a pre-market approval ("PMA") application. To obtain FDA clearance of the 510(k) notification, a company must demonstrate, among other matters, that the device is safe and easy to use. Human clinical trial data is sometimes required to be submitted with a 510(k) notification. A PMA application is typically a more complex submission which usually includes the results of clinical studies to demonstrate safety and effectiveness, and preparing an application is a detailed and time-consuming process. Once a PMA application has been submitted, the FDA's review may be lengthy and may include requests for additional data.

              Although the therapeutic uses described above are the Company's initial intended uses for its two devices, the Company recognizes that other uses may eventually be made of the waterjet microkeratome. One such use, for which the Company believes the potential market could be significant, is for refractive surgical correction. Therefore, the later phase of the Company's FDA strategy relates to the HRK microkeratome. Although the Company believes that the HRK microkeratome may be considered for permission to market by the FDA through a 510(k) notification based upon the similarities of the microkeratome between the HTK use and the HRK use, obtaining such permission for the HRK microkeratome is likely to be somewhat more complicated than for HTK. There can be no assurance that either the HTK use or the HRK use will be permitted for marketing by the FDA. The differences between the two uses are found in the components, other than the waterjet scalpel, which comprise the microkeratome. For the HRK microkeratome, the Company may be required to show that the procedure is effective, stable and does not decrease visual acuity to any significant extent.

              The  Company  believes  that,  based  on two  features  of the HRK microkeratome, it may also be considered for 510(k) notification by the FDA. First, based on the preliminary experimentation conducted with waterjet microkeratomes, there are no known or anticipated physical or chemical processes that would impact on the safety of the HRK procedure. The waterjet microkeratome cuts by mechanisms similar to that of conventional scalpels (although at speeds of more than 100 times greater), except that the Company believes that HRK would not produce certain side effects incident to other refractive surgery procedures. Such side effects include the inferior cut produced by the oscillating blade used in conventional microkeratomes, and the potential carcinogenic effects, dehydration from overheating and high amplitude shock waves to the eye resulting from the high energy, pulsed radiation used in the PRK procedure. PRK could represent the strongest competition to HRK. As a result of the anticipated safety issues, the FDA approval process for PRK involved numerous clinical studies on human eyes and took several years to complete. The Company believes that the FDA approval process for the HRK microkeratome should be shorter and entail fewer clinical studies in light of the expected higher level of safety and lack of anticipated side effects, in comparison to other previously permitted products, but there can be no assurances that this will be the case.

              The second feature of the HRK microkeratome is the benign nature of the waterjet cut. While a conventional scalpel tears the lamellae (layers of the stroma) and PRK completely or partially destroys the surface lamellae, the waterjet beam has a unique cutting action which separates the various lamellae prior to cutting the targeted tissue, thereby preserving the integrity of the remaining lamellae and both localizing and minimizing the damage to the lamellae generally. The healing process following a waterjet cut is expected to be less traumatic than that following a conventional scalpel cut or a PRK cut, as observed in rabbits, although improved healing process has not yet been demonstrated in human eyes.

              The Company intends to continue the research and development of its technology and related manufacturing processes and to commence human clinical trials of the HRK microkeratome. If the HTK microkeratome or the HRK microkeratome is permitted to be marketed or otherwise approved for marketing in the United States, the Company will be required to establish a marketing organization and production facilities, which will require additional financing, unless the Company identifies third parties to perform such functions under license or other arrangements. No assurance can be given that the Company's research and development efforts will be successfully completed, or that the HTK microkeratome or HRK microkeratome will prove to be safe and effective for the purposes intended, will be permitted to be marketed or otherwise approved for marketing by the FDA or any other regulatory agency or will be commercially successful.

              The Company was incorporated under the laws of the State of Delaware in December 1993. Its offices are located at 1090 King Georges Post Road, Suite 301, Edison, New Jersey 08837; its telephone number is (732) 738-3990.

                                  RISK FACTORS

              An investment in the securities offered hereby involves a high degree of risk. Prospective investors should carefully consider, among other things, the following factors concerning the business of the Company and the securities offered hereby, and should consult independent advisors as to the tax, business and legal considerations regarding an investment in the securities offered hereby.

              No Revenues;  Uncertain Profitability;  Development Stage Company;
History of Losses. Since its inception, the Company has been principally engaged in developmental and organizational activities. To date, the Company has generated no revenues from operations. No revenues are expected from operations until, and only if, the Company begins commercial marketing of its keratome or other products, which is not expected to occur before the fourth quarter of 1998. In addition, commercial marketing of the Company's products in the U.S. will be contingent upon obtaining FDA permission or approval and possibly the approval of other governmental agencies. To date, only the Company's HydroBrush(TM) Keratome has been granted 510(k) notification from the FDA and is the Company's only product which has received the regulatory approvals required prior to the commencement of commercial marketing. The Company is currently seeking FDA approval of certain of its devices. Regulatory approval procedures are often extremely time consuming, expensive and uncertain. Accordingly, there can be no assurance that the Company in the future will be able to generate sufficient revenues to operate on a profitable basis.

              The Company, which was founded in December 1993, is in the development stage, and its business is subject to all of the risks inherent in the establishment of a new business enterprise. The likelihood of success of the Company must be considered in light of the problems, expenses, complications and delays frequently encountered in connection with the formation of a new business, the development of new products, the competitive and regulatory environment in which the Company is operating and the possibility that its activities will not result in the development of any commercially viable products. There can be no assurance that the Company's activities will ultimately result in the development of commercially saleable or useful products.

              The Company has experienced annual operating losses and negative operating cash flow since inception. At March 31, 1998, the Company had an accumulated deficit of approximately $4,000,000 excluding approximately $1,500,000 which was applied to additional paid-in capital when the Company converted from a subchapter S corporation to a C corporation for federal income tax purposes in connection with the IPO. Unless and until the Company's product development and marketing activities are successful and its products are sold, of which there can be no assurance, the Company will not have any revenues to apply to operating expenses and the Company will continue to incur losses.

Additionally, as a result of the start-up nature of its business and the fact that it has not commercially marketed any products, the Company expects to sustain substantial operating losses in the future.

              Need for Future Financing. To proceed with its planned research and development and possible marketing activities, the Company believes that it will require additional capital before, if ever, it reaches profitability and positive cash flow. As a result, the Company will be required to raise additional funds through public or private financing including grants that may be available for its research and development. In connection with a private placement offering (the "Private Placement") of the Company's Series A Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock"), commenced in the first quarter of 1998, the Company, through its placement agent, raised $1,100,000 in the second quarter of 1998. There can, however, be no assurance that the Company will be able to obtain additional financing on terms favorable to it or its stockholders, if at all. If adequate funds are not available to satisfy short-term or long-term capital requirements, the Company may be required to reduce substantially, or eliminate, certain areas of its product development activities, limit its operations significantly, or otherwise modify its business strategy. The failure of the Company to obtain any other acceptable financing would have a material adverse effect on the operations of the Company. Without additional financing or the exercise of the Company's outstanding warrants or otherwise, the Company would become unable to maintain its current operations and would be unable to carry out its business plan. Except for currently outstanding warrants and options, the Company has no current plans, understandings or commitments to obtain any additional financing from the sale of its securities or otherwise. Additional financing from the sale of its securities may result in dilution of the Company's then current stockholders.

              Dependence Upon A Key Officer; Attraction and Retention of Key Personnel. The business of the Company is highly dependent upon the active participation of its founder and Chief Executive Officer, Dr. Eugene I. Gordon. The loss or unavailability to the Company of Dr. Gordon would have a material adverse effect on the Company's business prospects and potential earning capacity. The recruitment of skilled scientific personnel is critical to the Company's success. There can be no assurance that it will be able to continue to attract and retain such personnel in the future. In addition, the Company's anticipated growth and expansion into areas and activities requiring additional expertise, clinical testing, governmental approvals, production and marketing of the Company's products (which would be required if the Company does not enter into licensing arrangements) is expected to place increased demands upon the Company's financial resources and corporate structure. The Company expects to satisfy such demands, if they arise, through the hiring of additional management personnel and the development of additional expertise by existing management.

              Uncertainty of Market Acceptance; Reliance on Single Technology. Acceptance of the Company's products is difficult to predict and will require substantial marketing efforts and the expenditure of significant funds by a licensee or by the Company. There can be no assurance that the products will be accepted by the medical community once they are permitted or approved. Market acceptance of the Company's products will depend in large part upon the
Company's  ability  to  demonstrate  the  operational  advantages,   safety  and
cost-effectiveness of its products compared to other comparable surgical techniques. Failure of the products to achieve market acceptance will have a material adverse effect on the Company's financial condition and results of operations.

              At present, the Company's only products (although still in development stage) are its keratomes, and the Company expects that its keratomes will be, if and when commercially available, its sole products for an indefinite period of time. The Company's present narrow focus on particular products makes the Company vulnerable to the development of superior competing products and changes in technology that could eliminate the need for the Company's products. There can be no assurance that significant changes in the foreseeable future in the need for the Company's products or the desirability of those products will not occur.

              Dependence on Patents and Proprietary Rights. The Company's success will depend in part on whether it successfully obtains and maintains patent protection for its products, preserves its trade secrets and operates without infringing the proprietary rights of third parties.

              The Company has sought to protect its proprietary interest in its products by applying for patents in the United States and corresponding patents abroad. The Company has one issued U.S. patent and one issued foreign patent. The Company has four U.S. patents pending, three of which have been allowed, and a number of foreign patents in process. There can be no assurance that any other patent will be issued to the Company, that any patents owned by or issued to the Company, or that may issue to the Company in the future, will provide a competitive advantage or will afford protection against competitors with similar technology, or that competitors of the Company will not circumvent, or challenge the validity of, any patents issued to the Company. There also can be no assurance that any patents issued to or licensed by the Company will not be infringed upon or designed around by others or would prevail in a legal challenge, that others will not obtain patents that the Company will need to license or design around, that the keratomes or any other potential product of the Company will not inadvertently infringe upon the patents of others, or that others will not manufacture the Company's patented products upon expiration of such patents. There can be no assurance that existing or future patents of the Company will not be invalidated. Additionally, patent applications filed in foreign countries and patents granted in such countries are subject to laws, rules and procedures which differ from those in the United States. Patent protection in such countries may be different from patent protection provided by United States laws and may not be as favorable to the Company.

              Also, there can be no assurance that the Company's non-disclosure agreements and other safeguards will protect its proprietary information and trade secrets or provide adequate remedies for the Company in the event of unauthorized use or disclosure of such information, or that others will not be able to independently develop such information. As is the case with the Company's patent rights, the enforcement by the Company of its non-disclosure agreements can be lengthy and costly, with no guarantee of success. There can be no assurance that the Company's program of patent protection, internal security of its proprietary information and non-disclosure agreements will be sufficient to protect the Company's proprietary technology from competitors.

              Infringement Claims; Litigation. If any of the Company's products are found to infringe upon the patents or proprietary rights of another party, the Company may be required to obtain licenses under such patents or proprietary rights of such other party. No assurance can be given that any such licenses would be made available on terms acceptable to the Company, if at all. If required licenses were to be unavailable, the Company could be prohibited from using, marketing or selling certain technology and devices and such prohibition could have a material adverse effect on the Company. The use of the HydroBrush(TM) Keratome to perform HEK may be subject to a claim of infringement of a U.S. patent assigned to Summit Technology, Inc. ("Summit"). Such patent claims the use of a fluid jet for removal of a corneal epithelium layer and requires that the force of the fluid jet be directed towards the eye at an angle other than tangential. The HydroBrush(TM) Keratome does not use jet force directly into the eye to effect epithelium removal. If the Summit patent is found to be valid and the use of the HydroBrush(TM) Keratome for HEK is found to infringe upon the Summit patent, the Company may be required to obtain a license under such patent and no assurance can be given that any such license will be made available on terms acceptable to the Company, if at all. In such case, although the Company would not be prohibited from performing HRK, it would be prohibited from using the HydroBrush(TM) Keratome for HEK and such prohibition could have a material adverse effect on the Company.

              On April 21, 1998, the Company was served with a complaint by the New Jersey Institute of Technology ("NJIT") commencing a lawsuit in the United States District Court for the District of New Jersey ("U.S. District Court"). Each of the Company, Dr. Gordon, a former employee, certain patent law firms and an individual lawyer were named as defendants. The complaint alleges that the defendants, with deceptive intent, failed to name an NJIT professor and/or NJIT research associate as a co-inventor on the Company's U.S. Patent No. 5,556,406 on the "Lamellar Surgical Device and Procedure" and breached fiduciary duties and contractual obligations owed to NJIT. The complaint seeks monetary damages in an undetermined amount from the Company and an order directing that the Company's patent (and corresponding foreign patents and patent applications) on the Lamellar Surgical Device and Procedure be assigned and transferred to NJIT. It further seeks an order that NJIT has not infringed any valid claim of such patent and a declaratory judgment that all of the Company's claims under such patent are invalid and unenforceable against NJIT.

              NJIT's patent application relating to a refractive correction procedure based on the use of an isotonic waterjet had previously been denied by the United States Patent and Trademark Office as inoperable. The three inventors of the subject of such denied patent application, one of which was Dr. Gordon, assigned such patent application to NJIT as part of a dispute settlement in which NJIT agreed to grant an exclusive license to the Company of the patent rights under such patent application. Prior to being served with the complaint by NJIT, the Company and Dr. Gordon had filed a complaint on March 27, 1998 against NJIT in the Superior Court of the State of New Jersey, Middlesex County, seeking a declaratory judgment that NJIT has no ownership or other interest in the patent rights to the Company's Lamellar Surgical Device and Procedure and certain monetary damages. NJIT has moved to have the Company's lawsuit remanded to the U.S. District Court and included in its lawsuit. The Company has moved to have the NJIT lawsuit dismissed on the basis that NJIT has not been harmed by the Company's patent and therefore it cannot challenge its validity. As a result, the Company believes that the lawsuit brought in U.S. Court by NJIT should be dismissed. Accordingly, the Company believes the probability of an unfavorable outcome to be low, and therefore no amounts have been accrued, with respect to this lawsuit.

              The Company intends to vigorously defend against the lawsuit commenced by NJIT and to actively prosecute the suit it has commenced against NJIT. The litigation between NJIT and the Company may be lengthy in duration and expensive in nature and will divert certain resources of the Company from other expected uses. An outcome in this matter that is adverse to the Company would have a material adverse effect on the Company.

              Competitive Technologies, Procedures and Companies. The Company is engaged in a rapidly evolving field. There are many companies, both public and private, universities and research laboratories engaged in research activities relating to other vision correction alternatives. Competition from these companies, universities and laboratories is intense and is expected to increase. The Company's initial products will compete with other presently existing forms of treatment for vision disorders, including eyeglasses, contact lenses, corneal transplants, other refractive surgery procedures and other technologies under development. Additionally, the Company's products will compete with scalpels in removing films, such as epithelium or pterygium, from the anterior surface of the eye. There can be no assurance that persons whose vision can be corrected with eyeglasses or contact lenses will elect to undergo the surgical procedures with the Company's products when non-surgical vision correction alternatives are available.

              The Company is aware of ongoing research at certain companies and institutions into a variety of procedures for corneal adjustment and refractive surgery, including waterjet technology under development by Visijet (Surgijet) Inc. Some of these companies and institutions, which may in the future become competitors of the Company, have substantially greater resources, research and development staffs and facilities, as well as greater experience in research and development, obtaining regulatory approval and manufacturing and marketing medical device products than the Company.

              Additionally, there can be no assurance that the Company's competitors will not succeed in developing technologies, procedures or products that are more effective or economical than those being developed by the Company or that would render the Company's technology and proposed products obsolete or noncompetitive. Furthermore, in connection with the commercial sale of its products, the Company will also be competing with respect to manufacturing efficiency and marketing capabilities, areas in which the Company has no experience.

              No Manufacturing Experience; Dependence on Third Parties. The Company's current strategy is to exclusively license its ophthalmology products. As of the date of this Prospectus, the Company has not entered into any agreement to license or otherwise commercially market any of its products. If the Company does not enter into such licensing arrangements, it will need to engage in the manufacture and marketing of its products. The Company has no volume manufacturing capacity or experience in manufacturing medical devices or other products. To be successful, the Company's proposed products must be manufactured in commercial quantities in compliance with regulatory requirements at acceptable costs. Production in clinical or commercial-scale quantities will involve technical challenges for the Company. If the Company is unable or elects not to pursue collaborative arrangements with other companies to manufacture certain of its potential products, the Company will be required to establish manufacturing capabilities. Establishing its own manufacturing capabilities would require significant scale-up expenses and additions to facilities and personnel. There can be no assurance that the Company will be able to obtain necessary regulatory approvals on a timely basis or at all. Delays in receipt of or failure to receive such approvals or loss of previously received approvals would have a material adverse effect on the Company. There can be no assurance that the Company will be able to develop clinical or commercial-scale manufacturing capabilities at acceptable costs or enter into agreements with third parties with respect to these activities. The Company's dependence upon third parties for the manufacture of its products may adversely affect the Company's profit margins and the Company's ability to develop and deliver such products on a timely basis. Moreover, there can be no assurance that such parties will perform adequately, and any failures by third parties may delay the submission of products for regulatory approval, impair the Company's ability to deliver products on a timely basis, or otherwise impair the Company's competitive position and any such failure could have a material adverse effect on the Company.

              No  Marketing or Sales  Experience.  If the Company does not enter into any licensing arrangements, it will undertake the marketing and sale of its own products. In such event, the Company intends to market and sell its products in the United States and certain foreign countries, if and when regulatory approval is obtained, through a direct sales force or a combination of a direct sales force and distributors. The Company currently has no marketing organization and has never sold a product. Establishing sufficient marketing and sales capability will require significant resources. There can be no assurance that the Company will be able to recruit and retain skilled sales management, direct salespersons or distributors, or that the Company's marketing or sales efforts will be successful. To the extent that the Company enters into distribution arrangements for the sale of its products, the Company will be dependent on the efforts of third parties. There can be no assurance that such efforts will be successful.

              Risk of Product Liability Litigation; Potential Unavailability of Insurance. The testing, manufacture, marketing and sale of medical devices entails the inherent risk of liability claims or product recalls. As a result, the Company faces a risk of exposure to product liability claims and/or product recalls in the event that the use of its current or future potential products are alleged to have caused injury. There can be no assurance that the Company will avoid significant liability in spite of the precautions taken to minimize exposure to product liability claims. Prior to the commencement of clinical testing, the Company intends to procure product liability insurance. It is expected that such insurance will be in the amounts of $1 million per claim with an annual aggregate limit of $20 million. After any commercialization of its products, the Company will seek to obtain an appropriate increase in its coverage. There can, however, be no assurance that adequate insurance coverage will be available at an acceptable cost, if at all. Consequently, a product liability claim, product recall or other claims with respect to uninsured liabilities or in excess of insured liabilities could have a material adverse effect on the Company.

              Surgical Risks. There can be no assurance that the Company's products will be successful in providing reliable surgical corrections. As with all surgical procedures, the procedures for which the Company's products are intended entail certain inherent risks, including defective equipment or human error, infection or other injury resulting in partial or total loss of vision. Such injury could expose the Company to product liability or other claims. The Company believes competing products have the same risks and have experienced a small number of these situations without undue impact on the commercial prospects of such products. There can be no assurance that the Company's product liability insurance in effect from time to time will be sufficient to cover any such claim in part or in whole. Any such claim could adversely impact the commercialization of the Company's products and could have a material adverse effect on the Company.

              No Assurance of FDA and Other Regulatory Approval. As medical devices, the Company's keratomes are subject to regulation by the FDA under the Federal Food, Drug, and Cosmetic Act (the "FD&C Act") and implementing regulations. Pursuant to the FD&C Act, the FDA regulates, among other things, the development, manufacture, labeling, distribution, and promotion of keratomes in the United States. If the Company fails to enter into licensing arrangements, it will be required to pursue FDA approval of or permission to market its products at its own cost.

              The process of obtaining required regulatory clearances or approvals can be time-consuming and expensive, and compliance with the FDA's Good Manufacturing Practices regulations and other regulatory requirements can be burdensome. Moreover, there can be no assurance that the required regulatory clearances will be obtained, and such clearances, if obtained, may include significant limitations on the uses of the product in question. In addition, changes in existing regulations or guidelines or the adoption of new regulations or guidelines could make regulatory compliance by the Company more difficult in the future. The failure to comply with applicable regulations could result in fines, delays or suspensions of clearances, seizures or recalls of products, operating restrictions and criminal prosecutions, and would have a material adverse effect on the Company.

              Distribution of the Company's products in countries outside the United States may be subject to regulation in those countries. Foreign regulatory requirements vary widely from country to country. In addition, export sales of medical devices that have not received FDA marketing clearance are generally subject to FDA export permit requirements. There can be no assurance that the Company will be able to obtain the approvals necessary to market its products outside the United States.

              International  Sales and Operations  Risks. The Company  currently plans to initially sell its products to customers and conduct operating activities outside of the United States. A number of risks are inherent in international transactions. International sales and operations may be limited or disrupted by the imposition of the regulatory approval process, government controls, export license requirements, political instability, price controls, trade restrictions, changes in tariffs or difficulties in staffing and managing international operations. Foreign regulatory agencies have or may establish product standards different from those in the United States, and any inability to obtain foreign regulatory approvals on a timely basis could have an adverse effect on the Company. Additionally, the Company may be adversely affected by fluctuations in currency exchange rates, increases in duty rates and difficulties in obtaining export licenses. There can be no assurance that the Company will be able to successfully commercialize its products in any foreign market.

              No  Dividends.  The  Company has paid no  dividends  on the Common
Stock since its inception and does not intend to pay dividends on the Common Stock in the foreseeable future. Other than dividend obligations on Preferred Stock, any earnings which the Company may realize in the foreseeable future will be retained to finance the growth of the Company.

              Adverse Impact on Common Stock of Issuance of Preferred Stock; Anti-Takeover Provisions. As of the date of this Prospectus, the Board of Directors of the Company has issued 110,000 shares of Preferred Stock and has the authority to issue up to 890,000 additional shares of preferred stock in one or more series and to determine the number of shares in each series, as well as the designations, preferences, rights and qualifications or restrictions of those shares, without any further vote or action by the stockholders of the Company. The rights of holders of Common Stock are, will be subject to, and may be adversely affected by, the rights of the holders of the shares of Preferred Stock or any other series of preferred stock that may be issued in the future, including that the market price of the Common Stock may be adversely affected by the issuance of any other series of preferred stock with voting and/or distribution rights superior to those of the Common Stock. The issuance of any series of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, the Company is subject to the anti-takeover provisions of
Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

              No Assurance of Continuing Public Trading Market. The Common Stock and the IPO Warrants are currently quoted on the OTC Bulletin Board. There can be no assurance that such trading market will be sustained. The OTC Bulletin Board is an unorganized, inter-dealer, over-the-counter market which provides significantly less liquidity than established stock exchanges or the Nasdaq National Market, and quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for established stock exchanges and the Nasdaq National Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and purchasers of the securities offered hereby may be unable to resell such securities at any price. In the event the Company's securities do not continue to be quoted on the OTC Bulletin Board, quotes for the Company's securities may be included in the "pink sheets" for the over-the-counter market.

              Risk of Low-Priced Securities. The Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined in the regulations) of less than $5.00 per share and that is not traded on a national stock exchange, the Nasdaq SmallCap Market or the Nasdaq National Market. If the Company's securities are included on the OTC Bulletin Board and are trading at less than $5.00 per security, such securities may become subject to rules of the Commission that impose additional sales practice requirements on broker-dealers effecting transactions in penny stocks. In most instances, unless the purchaser is either (i) an institutional accredited investor, (ii) the issuer, (iii) a director, officer, general partner or beneficial owner of more than 5% of any class of equity security of the issuer of the penny stock that is the subject of the transaction or (iv) an established customer of the broker-dealer, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser's prior written consent to the transaction. Changes currently proposed by the NASD and subject to approval by the Commission would allow only those companies that report their current financial information to the Commission, banking, or insurance regulators to be quoted on the OTC Bulletin Board. Also, broker-dealers would be required to review current financial statements on a company they are recommending on an OTC Bulletin Board transaction, and the proposed changes would further require that prior to the actual purchase of an OTC Bulletin Board security, investors receive a standard disclosure statement emphasizing the differences between OTC securities and other market-listed securities. Additionally, for any transaction involving a penny stock, the rules of the Commission require, among other things, the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market and the risks associated therewith. The broker-dealer also must disclose the commissions payable to both the broker-dealer and its registered representative and current quotations for the securities. Finally, among other requirements, monthly statements must be sent to the purchaser of the penny stock disclosing recent price information for the penny stock held in the purchaser's account and information on the limited market in penny stocks. Consequently, the penny stock rules may affect the ability of a purchaser to resell the securities offered hereby.

          Influence by Current Stockholder. Assuming payment in cash of the exercise price of the Placement Agent's Warrant and the exercise in full of each of the IPO Warrants, the Placement Agent's Warrants, the Underwriter's Option and the IPO Warrants underlying the Underwriter's Option, Dr. Gordon will own 1,591,687 shares of Common Stock, representing approximately 29.8% of the issued and outstanding shares (without giving effect to 330,550 shares of Common Stock reserved for issuance pursuant to outstanding options under the Company's stock option plan and 97,389 shares of Common Stock reserved for issuance pursuant to certain outstanding warrants). Accordingly, Dr. Gordon may be able to influence the election of all the Company's directors the affairs of the Company. Dr. Gordon's influence over the affairs of the Company could have the effect of delaying or preventing a change of control of the Company.

          Future Sale of Unregistered Securities; Registration Rights. Assuming payment in cash of the exercise price of the Placement Agent's Warrant and the exercise in full of each of the IPO Warrants, the Placement Agent's Warrants, the Underwriter's Option and the IPO Warrants underlying the Underwriter's Option, the Company will have outstanding 5,333,705 shares of Common Stock. As of the date of this Prospectus, options to purchase 330,550 shares of Common Stock have been granted pursuant to the stock option plan and additional warrants to purchase 97,389 shares of Common Stock have also been granted.

          The Company has granted certain piggyback registration rights to certain of its existing stockholders with respect to 703,595 shares of Common Stock. The holders of all of such shares have agreed to waive such registration rights through November 6, 1998. Shares of Common Stock issuable upon exercise of stock options granted under the stock option plan may be registered under the Securities Act commencing August 6, 1998 or such earlier date as consented to by the underwriter of the IPO. The sale or the availability for sale of any or all of such shares of Common Stock could have an adverse effect on the market price of the Common Stock prevailing from time to time.

          Depressive Effect on Market Price of Outstanding Securities Resulting from Future Exercise of Options and Warrants. Sales of Common Stock upon exercise of outstanding options and warrants may have a depressive effect on the price of the Company's securities and the issuance of additional shares of Common Stock upon the exercise of outstanding options, the IPO Warrants, the Placement Agent's Warrant, the Underwriter's Option, the IPO Warrants underlying the Underwriter's Option or otherwise will also dilute the proportionate ownership of the then current stockholders of the Company.

          Contingent Issuance of Additional Shares. The Company has outstanding the IPO Warrants, the Placement Agent's Warrant and the Underwriter's Option. If each of the IPO Warrants, the Placement Agent's Warrant, the Underwriter's Option and IPO Warrants underlying the Underwriter's Option are exercised in full (and in the case of the Placement Agent's Warrants, the exercise price is paid in cash), the issuance of 1,647,425 additional shares of Common Stock offered hereby would result. The price which the Company may receive for the Common Stock issued upon exercise of such securities may be less than the market price of the Common Stock at the time of such exercise. For the life of such securities, the holders are given the opportunity to profit from a rise in the market price for the Common Stock. So long as such securities are not exercised, the terms under which the Company could obtain additional equity may be adversely affected. Moreover, the exercise of such securities might be expected to occur at a time when the Company would, in all likelihood, be able to obtain capital by a new offering of its securities on terms more favorable than those provided by such outstanding securities. Additionally, should all or substantially all of such outstanding securities be exercised, the resulting increase in the number of shares of Common Stock in the trading market may have an adverse effect on the market price of Common Stock.

              Redemption of IPO Warrants. The IPO Warrants are subject to redemption, at a price of $0.01 per IPO Warrant upon 30 days prior written notice, provided that the closing bid price of the Common Stock for any 10 consecutive trading days within a period of 30 trading days ending within five days prior to the date of the notice of redemption exceeds $13.00. On November 4, 1998, the last reported per share bid and ask prices of the Common Stock on the OTC Bulletin Board were $1 1/34 and $2 3/4, respectively. In the event the Company exercises the right to redeem the IPO Warrants, a holder would be forced either to exercise the IPO Warrant or accept the redemption price.

              Current Prospectus and State Blue Sky Registration Required to Exercise the Warrants. Holders of the IPO Warrants will be able to exercise such warrants only if a current prospectus relating to the Common Stock underlying such warrants is then in effect, and only if such Common Stock is qualified for sale or exempt from qualification under applicable state securities law of the state in which the holders of such IPO Warrants reside.

              The IPO Warrants are separately transferable. Although the Units were not knowingly sold to purchasers in jurisdictions in which the Units were not registered or otherwise qualified for sale, purchasers may buy IPO Warrants in the after market in, or may move to, jurisdictions in which the shares underlying the IPO Warrants are not so registered or qualified during the period that the IPO Warrants are exercisable. In this event, the Company would be unable to issue shares of Common Stock to those persons desiring to exercise the IPO Warrants, and holders of IPO Warrants would have no choice but to attempt to sell the IPO Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised.

                                 USE OF PROCEEDS

              If the IPO Warrants, the Placement Agent's Warrant, the Underwriter's Option and the IPO Warrants underlying the Underwriter's Option are exercised in full (and the exercise price of the Placement Agent's Warrant is $7.47 and such exercise price is paid in cash rather than by means of a cashless exercise provision set forth in the Placement Agent's Warrant), of which there can be no assurance, the Company could realize up to $14,249,352, before deducting the estimated expenses related to this offering. The Company currently intends to use any proceeds it may receive for working capital and general corporate purposes, including research and development.

                              SELLING STOCKHOLDERS

              The following table presents the name, address and beneficial ownership of Common Stock, before and after the offering and sale of shares of Common Stock contemplated hereby, of each of (i) the holders of the 182,724 shares of Common Stock issuable upon conversion of the Preferred Stock (assuming conversion of the Preferred Stock) and (ii) the holder of (a) 18,272 shares of Common Stock issuable upon exercise of the Placement Agent's Warrant (assuming exercise of the Placement Agent's Warrant and (b) 107,143 shares of Common Stock and 107,143 shares of Common Stock issuable upon the exercise of 107,143 IPO Warrants issuable upon the exercise of the Underwriter's option (assuming the exercise of the Underwriter's Option and the exercise of such IPO Warrants).





                                                                                                      Percentage of
      Name and Address                                                        Number of Shares of      Common Stock
          of Holder                  Number of Shares of Common Stock         Common Stock to be       Owned After
                                            Beneficially Owned                  Offered Hereby           Offering
      ----------------         ---------------------------------------------  -------------------     -------------
                                  Before Offering         After Offering
                                  ---------------         --------------

Cam & Co.
  486 Arbuckle Avenue                    41,528(1)             0                     41,528                 --
Cedarhurst, NY  11516

Donald Chaifetz
  1312 Allerback Avenue                  41,528(1)             0                     41,528                 --
  Hewlett, NY  11557

Mosdos Chinuch
  35 Balfour Place                       16,611(1)             0                     16,611                 --
  Brooklyn, NY  11225

Fernando Schecter
  c/o Yeshiva Tomechi                    61,462(1)             0                     61,462                 --
  Tmimim, Shikoon, Israel

Marck Schmerlina
  c/o Yeshiva Tomechi                    21,595(1)             0                     21,595                 --
  Tmimim, Shikoon, Israel

Judah Wernick
  One Battery Park Plaza                232,558(2)             0                    232,558                 --
  New York, NY  10004


--------------------
(1) Consists of shares of Common Stock issuable upon conversion of the Preferred Stock held by such person.
(2) Consists of shares of Common Stock issuable upon exercise of the Placement Agent's Warrant, the Underwriter's Option and the IPO Warrants underlying the Underwriter's Option. Does not include any shares of Common Stock held in the names of the Company's underwriter, of which such person is a principal, as a broker/dealer and market maker for the Common Stock.

              None of such holders has been employed by or otherwise affiliated with the Company within the past three years, except that Judah Wernick is a principal of the Company's underwriter for its initial public offering of Common Stock and placement agent for its private placement of Preferred Stock.

                            DESCRIPTION OF SECURITIES

              The following description of the IPO Warrants is a summary and is subject to and qualified in its entirety by the detailed provisions of the Warrant Agreement, which is an exhibit to the Registration Statement of which this Prospectus forms a part.

              Each IPO Warrant entitles the holder thereof to purchase, until 5:00 p.m. on November 6, 1999, at a price of $10.00, one share of Common Stock, unless such IPO Warrant is redeemed by the Company prior to such expiration date. The exercise price of the IPO Warrants and the number of shares of Common Stock or other securities or property to be obtained upon exercise of the IPO Warrants, are subject to adjustment under certain circumstances, including, but not limited to, certain sales by the Company of its shares of Common Stock for a price per share less than the then market price of the Common Stock, or issuance by the Company of any shares of its Common Stock as a dividend, or subdivision or combination of the Company's outstanding shares of Common Stock into a greater or lesser number of shares.

              The IPO Warrants are redeemable by the Company in whole but not in part for $.01 per IPO Warrant, upon 30 days' prior written notice, if the market price of the Common Stock equals or exceeds $13.00 per share. On November 4, 1998, the last reported per share bid and ask prices of the Common Stock on the OTC Bulletin Board were $1 3/4 and $2 3/4, respectively. In the event that the Company gives notice of its intention to redeem the IPO Warrants, holders would be forced to exercise their IPO Warrants or accept the redemption price. For purposes of redemption, market price means (i) the average closing bid price for any 10 consecutive trading days within a period of 30 consecutive trading days, ending within five days of the date of the notice of redemption, of the Common Stock as reported by the OTC Bulletin Board or (ii) the average of the last reported sale price for the 10 consecutive business days ending within five days of the date of the notice of redemption, on the primary exchange on which the Common Stock is traded, if the Common Stock is traded on a national securities exchange.

              The IPO Warrants may be exercised by completing and signing the appropriate notice of exercise form attached to the IPO Warrant and mailing or delivering it (together with the IPO Warrant) to Continental Stock Transfer & Trust Company of New York, New York, the Warrant Agent (the "Warrant Agent") in time to reach the Warrant Agent prior to the time fixed for termination or redemption of the IPO Warrants, accompanied by payment of the full exercise price therefor.

              Holders of the IPO Warrants are not entitled to vote, receive dividends, or exercise any of the rights of the holders of shares of Common Stock for any purpose until the IPO Warrants have been duly exercised and payment of the IPO Warrant exercise price has been made. The IPO Warrants are currently quoted on the OTC Bulletin Board. On September 23, 1998, the last reported per share bid and ask prices of the IPO Warrants on the OTC Bulletin Board were $.25 and $.46875, respectively.

              In connection with the IPO, the Company sold for a nominal consideration, the Underwriter's Options for the purchase of 107,143 Units to an affiliate of the underwriter. Each of the Underwriter's Options is exercisable to purchase one Unit at $6.72 per Unit at any time during a period of four years which began August 6, 1997. The securities constituting each Unit, one share of Common Stock and one IPO Warrant, trade separately. The exercise price of the Underwriter's Option and the number of Units covered thereby are subject to adjustment to protect the holders against dilution in certain events.

                              PLAN OF DISTRIBUTION

              The IPO Warrants issuable upon exercise of the Underwriter's Option, the Common Stock issuable upon conversion of the Preferred Stock and the Common Stock issuable upon exercise of each of the IPO Warrants, the Placement Agent's Warrant, the Underwriter's Option and the IPO Warrants underlying the Underwriter's Option may be sold from time to time by the holders thereof or by pledgees, donees, transferees or other successors in interest. Such sales may be made in any one or more transactions (which may involve block transactions) on the OTC Bulletin Board, or any exchange on which the IPO Warrants or Common Stock, as the case may be, may then be listed, in the over-the-counter market or otherwise in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The holders of IPO Warrants underlying the Underwriter's Option, the Common Stock issuable upon conversion of the Preferred Stock and the Common Stock issuable upon exercise of each of the IPO Warrants, the Placement Agent's Warrant and the IPO Warrants underlying the Underwriter's Option may effect such transactions by selling such securities to or through broker-dealers, and such broker-dealers may sell such securities as agent or may purchase such securities as principal and resell them for their own account. Such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the holders and/or purchasers of the IPO Warrants underlying the Underwriter's Option, the Common Stock issuable upon conversion of the Preferred Stock and the Common Stock issuable upon exercise of each of the IPO Warrants, the Placement Agent's Warrant and the IPO Warrants underlying the Underwriter's Option for whom they may act as agent (which compensation may be in excess of customary commissions). In connection with such sales, the holders and any participating brokers or dealers may be deemed to be "underwriters" as defined in the Securities Act.

              The Company has also agreed to pay to the underwriter of the IPO, a fee in the amount of 8.0% of the exercise price of any of the IPO Warrants exercised beginning as of August 6, 1997, if (a) the market price of the Common Stock on the date the IPO Warrant is exercised is greater than the exercise price of the IPO Warrant, (b) the exercise of the IPO Warrant is solicited by an NASD member and such NASD member is designated in writing by the holder of such IPO Warrant as the soliciting broker, (c) the IPO Warrant is not held in a discretionary account, (d) disclosure of the compensation arrangement is made upon the sale and exercise of the IPO Warrants, (e) soliciting by such NASD member of the exercise of the IPO Warrant is not in violation of Regulation M promulgated under the Exchange Act, and (f) solicitation of the exercise is in compliance with the regulations and rules of the NASD.

                                     EXPERTS

              The financial statements for the periods ended December 31, 1996 and December 31, 1997 incorporated by reference in this Prospectus and elsewhere in the registration statement have been audited by Rosenberg Rich Baker Berman & Company, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                                  LEGAL MATTERS

              Certain legal matters in connection with the legality of the securities offered hereby have been passed upon for the Company by Kelley Drye & Warren LLP, 101 Park Avenue, New York, New York 10178, and Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901.

                                    * * * * *

No dealer,  salesperson  or other person
has   been   authorized   to  give   any
information     or    to    make     any
representation  not  contained  in  this
Prospectus,  and, if given or made, such                  MEDJET INC.
information or  representation  must not
be relied upon as having been authorized
by the Company. This Prospectus does not
constitute   an   offer  to  sell  or  a
solicitation  of an  offer to buy any of
the  securities  offered  hereby  in any                   1,647,425
jurisdiction to any person to whom it is                     Shares
unlawful  to  make  such  offer  in such                  Common Stock
jurisdiction.  Neither  the  delivery of               ($.001 par value)
this   Prospectus   nor  any  sale  made
hereunder      shall,      under     any
circumstances,  create  any  implication
that  there  has been no  change  in the
affairs  of the  Company  since the date
hereof or that the information contained                    107,143
herein  is   correct   as  of  any  time           Class A Redeemable Common
subsequent to its date.                             Stock Purchase Warrants


          ____________________




                                                           PROSPECTUS





            TABLE OF CONTENTS

                                     Page
                                     ----
Available Information...............   2
Incorporation of Certain Documents
 by Reference.......................   2
Special Note Regarding Forward-Looking
 Information........................   3
The Company.........................   3
Risk Factors.........................  7
Use of Proceeds...................... 15
Selling Stockholers.................. 15
Description of Securities............ 16
Plan of Distribution................. 17
Experts.............................. 18
Legal Matters........................ 18

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

                                                              Amount To
           Type or Nature of Expense                           be Paid
           -------------------------                          ---------

  SEC registration fee.................................        $ 4,593
  Accounting fees and expenses*........................          1,000
  Legal fees and expenses*.............................         40,000
  Miscellaneous* . ....................................          1,407
                                                               -------
  Total*            ...................................        $47,000
                                                               =======

------------
*Estimated


Item 15.  Indemnification of Officers and Directors

              Pursuant to Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "GCL"), Article SEVENTH of the Company's Amended and Restated Certificate of Incorporation eliminates the personal liability of the Company's directors to the Company and its stockholders except for liabilities related to breach of duty of loyalty, actions not in good faith and certain other liabilities. Section 145 of the GCL, permits a corporation to indemnify certain persons, including officers and directors and former officers and directors, and to purchase insurance with respect to liabilities arising out of their capacity or status as officers and directors. Such law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which officers and directors may be entitled under the corporation's certificate of incorporation, by-laws, any agreement or otherwise.

              The By-Laws of the Company require it to indemnify to the full extent permitted by the GCL, any person who is made or threatened to be made, a party to an action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he is or was a director or officer of the Company or serves or served as a director, officer, partner, trustee, fiduciary, employee or agent of any other enterprise or organization at the Company's request.

Item 16.  Exhibits

         (a) The exhibits listed below have been filed as part of this Registration Statement.

   Exhibit No.                   Description of Exhibit
   -----------                   ----------------------

   3.1      -      Amended and Restated Certificate of Incorporation,
                   as amended.*

   4.1      -      Specimen common stock certificate of the Registrant. (1)

   4.2      -      Warrant  Agreement  dated as of August 6, 1996 by and between the Company and  Continental Stock Transfer & Trust
                   Company.(2)

   4.3      -      Form of certificate evidencing the IPO Warrants (included in
                   Exhibit 4.2).

   4.4      -      Unit Purchase Option dated August 6, 1996.*

   4.5      -      Common Stock Purchase Warrant dated April 20, 1998.*

   5.1      -      Opinion of Kelley Drye & Warren LLP regarding legality. *

   23.1     -      Consent of Kelley Drye & Warren LLP (included in Exhibit 5.1)

   23.2     -      Consent of Rosenberg Rich Baker Berman & Company.

   24.1     -      Powers of Attorney  executed by certain  officers  and
                   directors of the  Registrant  (See page II-4).*

------------------
*        Previously filed.

(1) Previously filed as an exhibit to the Registrant's Registration Statement on Form SB-2 (File No. 333-3184) and incorporated herein by reference.
(2) Previously filed as an exhibit to the Registrant's Form 8-K filed on July 21, 1998 and incorporated herein by reference.


Item 17.  Undertakings

              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification for such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

              The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

                      (a) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                      (b) Reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                      (c) Include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

              Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1933, as amended, the Registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Edison, State of New Jersey, on November 4, 1998.

                                                 MEDJET INC.


                                                 By: /s/ Eugene I. Gordon
                                                      Eugene I. Gordon
                                                      Chief Executive Officer

              Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons on behalf of the Company and in the capacities and on the dates indicated.

                Signatures                                  Title or Capacities                         Date
                ----------                                  -------------------                         ----

/s/ Eugene I. Gordon                         Chief Executive  Officer and Chairman of the Board   November 4, 1998
    ----------------------                   (Principal Executive Officer)
    Eugene I. Gordon

/s/ Terence A. Walts                         President and Chief Operating Officer                November 4, 1998
    ----------------------
    Terence A. Walts

/s/ Thomas M. Handschiegel                   Vice  President - Finance and Human  Resources and   November 4, 1998
    ----------------------                   Secretary (Principal Financial Officer)
    Thomas M. Handschiegel


    ----------------------                   Director                                             November _, 1998
    Edward E. David, Jr.

            *
    ----------------------                   Director                                             November 4, 1998
    Sanford J. Hillsberg

            *
    ----------------------                   Director                                             November 4, 1998
    Malcolm R. Kahn

            *                                                                                     November 4, 1998
    ----------------------                   Director
    Steve M. Peltzman



*By: /s/ Thomas M. Handschiegel
       -------------------------
         Thomas M. Handschiegel
         Attorney-in-Fact

                                INDEX TO EXHIBITS


  Exhibit No.                   Description of Exhibit
  -----------                   ----------------------

  3.1      -      Amended and Restated Certificate of Incorporation, as
                  amended.*

  4.1      -      Specimen common stock certificate of the Registrant.(1)

  4.2      -      Warrant  Agreement  dated as of August 6, 1996 by and between the Company and  Continental Stock Transfer & Trust
                  Company.(2)

  4.3      -      Form of certificate evidencing the IPO Warrants (included in
                  Exhibit 4.2).

  4.4      -      Unit Purchase Option dated August 6, 1996.*

  4.5      -      Common Stock Purchase Warrant dated April 20, 1998.*

  5.1      -      Opinion  of Kelley  Drye & Warren LLP  regarding  the
                  legality  of the  securities  being offered. *

  23.1     -      Consent of Kelley Drye & Warren LLP (included in Exhibit 5.1).

  23.2     -      Consent of Rosenberg Rich Baker Berman & Company.

  24.1     -      Powers of Attorney  executed by certain  officers  and
                  directors of the  Registrant  (See page II-4).*


-------------------
*        Previously filed.

(1) Previously filed as an exhibit to the Registrant's Registration Statement on Form SB-2 (File No. 333-3184) and incorporated herein by reference.

(2) Previously filed as an exhibit to the Registrant's Form 8-K filed on July 21, 1998 and incorporated herein by reference.